Exhibit 23.3



                                CONSENT OF EXPERT
                            -------------------------


     This Consent of Expert (the "Consent") is granted this 26th day of April, 2006 by Laurence Sookochoff, (the "Expert") to Claron Ventures, Inc., a Nevada corporation (the "Company"), to be effective as of the date of signing.


     Pursuant to Item 601(b)(23) of Regulation S-B, the Expert hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Expert and/or Expert's biographical information for the purposes of filing a prospectus with the Securities and Exchange Commission, to be made publicly available. Additionally, Expert consents to the use of the Company's summary of the Expert's "Claron Ventures Inc., Geological Evaluation Report on the Lucky Todd Mineral Claims," contained throughout the Company's Form SB-2A Amendment No. 3, filed herewith. Furthermore, Expert consents to being listed as an "Expert" herein. The Expert acknowledges that any professional judgment on his behalf may produce an impact on the Company's operating and financing strategies.


                                    * * * * *


     IN WITNESS WHEREOF, Laurence Sookochoff, hereby consent to the aforesaid conditions and circumstances and agree to be named an expert pursuant to Section 7(a) of the Securities Act.


     By:   /s/ Laurence Sookochoff
           ---------------------------------
           Laurence Sookochoff

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